Exhibit 5.2

2 October 2017

To:	Board of Directors

Allegion plc

Block D

Iveagh Court

Harcourt Road

Dublin 2

Re:	Allegion plc

Filing on Form 8-K made on 2 October 2017

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to Allegion plc, a public company limited by shares, incorporated under the laws of Ireland (company registration number 527370) and having its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2 (the “Company”), in connection with the guarantee by the Company of the $400,000,000, 3.200% Senior Notes due 2024 and the $400,000,000, 3.550% Senior Notes due 2027 (the “Notes”) issued by Allegion US Holding Company Inc. (the “Issuer”) and the entry into of the Indenture (as defined in the schedule) by the Company in its capacity as guarantor of the Notes (the “Transaction”). We refer to a filing on Form 8-K made on 2 October, 2017 by the Company to which this opinion will be exhibited. This Opinion is solely for the benefit of the Company and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and to the Company’s legal advisers on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion. Notwithstanding the foregoing this Opinion may be filed by the Company or its advisors with the U.S. Securities and Exchange Commission in connection with the Issuer’s registration statement on Form S-3 (File No. 333-204424) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on 18 September 2017 relating to the Notes or any filing on Form 8-K and/or any filing relating to the Notes (provided that only the Company may rely on this Opinion).

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the schedule to this Opinion (the “Documents”); and

(c)	the searches listed at 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Notes or the Guarantee (as defined below), other than the Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 2 October 2017 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.6	This Opinion is given on the basis that our client is the Company. For the purposes of giving this Opinion, we have taken instructions solely from our client and from its US counsel Simpson, Thacher & Bartlett LLP.

1.7	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. Any addressee of this Opinion agrees, for our benefit, that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with, this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company has been duly incorporated and is validly existing as a public limited company under the laws of Ireland.

2.2	The Company has all requisite corporate capacity, power and authority to enter into, execute, deliver and perform its obligations under the Indenture (including its obligation to guarantee the Notes (the “Guarantee”)) and to take all action as may be necessary to complete the Transaction.

2.3	Based solely on the Searches and the Secretary’s Certificate, the Company has not taken any corporate action for its winding up, dissolution, court protection or reorganisation or for the appointment of an examiner, liquidator, trustee or similar officer in respect of the Company or any or all of its assets, revenue or undertakings and no other party has taken any action or commenced any proceedings for the winding up, dissolution, court protection or reorganisation of the Company or for the appointment of a receiver, liquidator, examiner, trustee or similar officer in respect of the Company or any or all of the Company’s assets, revenues or undertakings.

2.4	The execution, delivery and performance by the Company of the Guarantee:

(a)	has been duly authorised by all necessary corporate action on the part of the Company; and

(b)	does not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland or any political subdivision thereof; or (ii) the memorandum and articles of association of the Company.

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.3	that the Indenture has been duly executed and delivered by each party thereto.

Authenticity and bona fides

3.4	the truth, completeness, accuracy and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.5	where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.6	that the Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.7	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.8	that each of the Documents is up-to-date and current and has not been amended, varied or terminated in any respect and no resolution contained in any of the Documents has been amended, varied, revoked or superseded in any respect;

Accuracy of searches and warranties

3.9	the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents and the Secretary’s Certificate;

Solvency and Insolvency

3.11	that (i) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of section 570 of the Companies Act; (ii) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any “related company” (within the meaning of the Companies Act, “Related Company”) or any of its or their assets or undertakings; (iii) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company or any Related Company; and (iv) no insolvency proceedings have been opened or been requested to be opened in relation to the Company or any Related Company in Ireland or elsewhere.

3.12	that no proceedings have been instituted or injunction granted against the Company to restrain it from providing the Guarantee and the Guarantee would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

Commercial Benefit

3.13	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

Financial Assistance and Connected Transactions

3.14	The Company is not by entering into the Indenture or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company or its holding company which would be prohibited by Section 82 of the Companies Act. In this regard, we refer you to the Secretary’s Certificate.

3.15	That none of the transactions contemplated by the Indenture are prohibited by virtue of Section 239 of the Companies Act, which prohibits certain transactions between companies and their directors or persons connected with their directors. In this regard, we refer you to the Secretary’s Certificate.

4.	Disclosure

This Opinion is addressed to you in connection with the Transaction. We hereby consent to the inclusion of this Opinion as an exhibit to the Form 8-K and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under section 7 of the Securities Act.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

SCHEDULE

Documents

1.	A copy of the form of the Registration Statement on Form 8-K to be filed on behalf of the Company with the SEC.

2.	A copy of the resolutions of the board of directors of the Company dated 6 September 2017 approving the Transaction, copies of which are attached to the Secretary’s Certificate (the “Resolutions”).

3.	A copy of the up-to-date Memorandum and Articles of Association of the Company in the form adopted by resolution of the shareholders of the Company on 8 June 2016 (the “Memorandum and Articles”).

4.	A copy of the certificate of incorporation of the Company dated and executed 9 May 2013 (the “Certificate of Incorporation”).

5.	A copy of the executed indenture dated as of 2 October 2 2017, among the Company, the Issuer and the trustee named therein, as amended and supplemented by the first supplemental indenture, dated as of 2 October 2017, and as further amended and supplemented by the second supplemental indenture, dated as of 2 October 2017 (the “Indenture”).

6.	A certificate of the Secretary of the Company dated 2 October 2017 (the “Secretary’s Certificate”) attaching, among other things, copies of the Memorandum and Articles, Resolutions and the Certificate of Incorporation.